EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact at Indevus:	Contact at Schering AG, Germany:

Michael W. Rogers	Astrid Forster
Executive Vice President and CFO	Corporate Communications
(781) 861-8444	+49-30-468 120 57

INDEVUS LICENSES U.S. RIGHTS TO NEBIDO® FROM SCHERING AG, GERMANY

LEXINGTON, MA, July 29, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has licensed exclusive U.S. rights from Schering AG, Germany (NYSE: SHR) to market NEBIDO®, a long-acting injectable testosterone preparation for the treatment of male hypogonadism. NEBIDO, which was recently approved and launched in Europe, is the first injectable product for treating hypogonadism requiring dosing only once every three months.

Under the terms of the agreement, Indevus will be responsible for the development and commercialization of NEBIDO in the United States. Schering will be responsible for manufacturing and supplying commercial product to Indevus. Indevus will make up to $30 million in up-front, regulatory milestone, and commercialization milestone payments, including $7.5 million up-front and $5.0 million upon approval of the product. Following approval of the product, Indevus will pay to Schering a percentage of net sales to cover both the supply of finished product and royalties.

“Our acquisition of rights to NEBIDO in the U.S. is a major step in the execution of our corporate strategy. Leveraging and building on our existing franchise in urology has been our highest priority since the launch of SANCTURA®,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “NEBIDO is an exciting late-stage product which will complement our sales and marketing effort with SANCTURA.

“NEBIDO will be the first three-month testosterone preparation in the growing market for testosterone replacement therapies,” said Dr. Cooper. “Based on the benefits of its once every three months dosing regimen, NEBIDO has the potential to offer an attractive treatment option to the millions of men who suffer from hypogonadism.”

NEBIDO has been clinically proven to reduce symptoms and prevent consequences associated with testosterone deficiency. NEBIDO has been shown to achieve steady state levels of testosterone in the body for three months, thereby reducing or eliminating the variability in serum levels of testosterone found with short-acting injectable agents. Based on the substantial data package available from Schering, as well as certain additional ongoing studies, Indevus currently anticipates filing a New Drug Application with the FDA in the second half of 2006.

Male hypogonadism is an increasingly recognized medical condition characterized by a reduced or absent secretion of testosterone from the testes. Reduced testosterone levels can lead to health problems and impair quality of life. Common effects of hypogonadism include decreased sexual desire, muscle loss and weakness, as well as an increased risk of osteoporosis. According to Easton Associates, LLC it is estimated that 4 to 5 million men in the U.S. have hypogonadism. Of this group, only about 5% are currently treated with testosterone replacement therapy. Based on IMS data, sales for testosterone replacement therapies in the U.S. were approximately $450 million in 2004.

“Hypogonadism has a profound impact on the quality of life for millions of men. The market is highly under-treated and is expected to grow by more than 10% annually which represents an attractive opportunity for NEBIDO,” said John Tucker, chief sales and marketing officer for Indevus. “In addition, our market research indicates that physicians and patients currently using other methods of treatment may be willing to switch to NEBIDO because of the many benefits of three-month dosing, including compliance, convenience, and the maintenance of steady serum levels of testosterone for three months.”

The Company intends to discuss the acquisition of rights to NEBIDO on its quarterly earnings call scheduled for August 9, 2005. Call details will be made available prior to the conference call.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA® for overactive bladder and has multiple compounds in clinical development, including PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, pagoclone for stuttering, aminocandin for systemic fungal infections, and IP 751 for interstitial cystitis.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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